Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in the accompanying Form 10 of our report dated September 14, 2020 with respect to our audits of the consolidated financial statements of MJ Harvest, Inc. for the years ended May 31, 2020 and 2019. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ Assure CPA (formerly DeCoria, Maichel & Teague, P.S).

Spokane Washington

March 8, 2021